Exhibit 10.28

Exova 2395 Speakman Dr. Missisauga Ontario Canada L5K 1B3 Testing. Advising. Assuring	T: +1 (905) 822-4111 F: +1 (905) 823-1446 E: sales@exova.com W: www.exova.com

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Analytical testing Partnership Program 2016-2017

Quotation to:	Intersect ENT 1049 Elwell Court Palo Alto CA 94303 USA

Attention:	Xiaoyi Hu Manager CMC and Analytical Services 650-641-2111 xhu@intersectENT.com

Rich Kaufman Chief Operating Officer 650-641-2107 rkaufman@intersectENT.com

Quotation Number:	15-011-383926 7 Pages

Date:	October 05, 2015

Analytical Testing Partnership Program 2016-2017 For Intersect ENT	Page 2 of 4 Quotation No.: 15-011-383926

EXECUTIVE SUMMARY

Exova’s Health Sciences group has developed a strong relationship with Intersect ENT during the past decade. Over this period, services provided have included method development, method and process validation, contaminant and unknown investigation, characterization of impurities, raw material and finished product testing, and stability program services.

Intersect ENT has had major success in product development, clinical efficacy and approval of its novel stent products. The company is experiencing rapid growth in moving from a purely research organization, to a manufacturing firm with a continuing R&D pipeline.

Exova has made investments to increase our capacity in tandem, so that Intersect ENT can continue to rely on Exova as the vendor of choice for analytical support and development. We appreciate your regular feedback and this has been very valuable in making changes and improvements so that our final product meets your expectations.

Exova is committed to working with Intersect ENT to manage costs and to extend our mutually beneficial and cost effective long term partnership. In this light, for the next 24 months Exova is pleased to offer a pricing arrangement that includes an annual [*] increase to offset inflationary pressures, but retains the same base pricing structure for [*] services which has not been altered for the last seven years.

We are looking forward to continuing to support Intersect ENT for analytical testing development and stability needs.

Approved by:

/s/ Eric Lindsay	/s/ John McNeill
Eric Lindsay General Manager Health Sciences Santa Fe Springs	John McNeill, M.Sc., C. Chem. Director Health Sciences Americas

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Analytical Testing Partnership Program 2016-2017 For Intersect ENT	Page 3 of 4 Quotation No.: 15-011-383926

PRICING

Table 1. Custom Analyses

Test Method	Price Structure 2016 [*]	Price Structure 2016 [*]

[*]	[*]	[*]

This 2016 pricing structure includes a [*] inflationary price increase but the base pricing structure remains the same; a [*] increase will also be applied to the 2017 calendar year beginning January 01, 2017. The pricing indicated in the above table is quoted for [*] (please note: turnaround time is defined as delivery of the final Certificate of Analysis by 5:00 PM PT on the day promised). 24 and 72 hour priority service will be accompanied by a surcharge of [*]% and [*]%, respectively.

(1)	To assist Exova in making compressed timing commitments, Intersect ENT will work to provide pre-notification whenever possible of upcoming sample submission schedules.

(2)	Raw Data packages are [*] of the total analytical cost, $[*] minimum and $[*] maximum.

(3)	Due to the lengthy nature of this procedure, to ensure that [*] turnaround commitments are consistently met, Intersect ENT will provide five to ten days forewarning of upcoming sample submissions and batch samples shipments whenever possible. If multiple lots with [*], timeline should be discussed and agreed upon between Exova and Intersect ENT. When [*] analysis is requested for [*], additional samples will be requested by Exova and the results available in less than five working days from sample receipt.

(4)	This test includes [*] as part of the listed fee as this data will be acquired [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Analytical Testing Partnership Program 2016-2017 For Intersect ENT	Page 4 of 4 Quotation No.: 15-011-383926

Table 2. USP/NF/EP/Custom Monograph Testing

Test Method	Price Structure 2016 [*]	Price Structure 2016 [*]

[*]	[*]	[*]

Raw Data packages are [*] of the total analytical cost, $[*] minimum and $[*] maximum. The pricing indicated in the above table is quoted for [*] turnaround (please note; turnaround time is defined as delivery of the final certificate of analysis by 5:00 PM PT on the day promised). 24 and 72 hour priority service will be accompanied by a surcharge of [*] and [*], respectively.

(1)	To ensure that turnaround commitments are consistently met, IntersectENT will provide five to ten days forewarning of upcoming sample submissions and batch sample shipments whenever possible.

TERMS AND CONDITIONS

This quotation is open for acceptance until December 15, 2015, and these prices will be in effect until December 31, 2017. It can be accepted on or before this date by signing and returning to Exova. After the validity date, Exova reserves the right to revise and/or withdraw the quotation as appropriate. This quotation has been prepared exclusively on behalf of Exova and is provided in confidence. The contents of this quotation including pricing information is for the sole consideration of Intersect ENT and cannot be divulged to a third party without the expressed written consent of Exova.

This quotation and the services are governed by the terms and conditions (“the Conditions”) as attached. This quotation may be accepted by signing the enclosed copy in the space provided below and returning it, for receipt by Exova within the time for acceptance given above. It will then constitute an agreement between us (the “Contract”). Please be advised that a purchase order is acceptable for billing purposes only, and the work is governed by the attached terms and conditions.

Accepted by Intersect ENT:

/s/ Richard Kaufman	Richard Kaufman	Chief Operating Officer	10/6/15
Signature	Name	Title	Date

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.